EXHIBIT 99.1
News Release

Contacts:
Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FOURTH QUARTER AND
FULL-YEAR 2013 FINANCIAL RESULTS

WEST CHESTER, OH, January 28, 2014 – AK Steel (NYSE: AKS) today reported its financial results for the fourth quarter and full year of 2013.

4th Quarter 2013 Performance Summary

•	Shipments of 1,420,000 tons

•	Sales of $1.46 billion with an average selling price of $1,031 per ton

•	Net income of $35.2 million, or $0.26 per diluted share

•	Adjusted EBITDA of $87 million

•	Substantial reduction of $719 million in pension/OPEB obligations

•	Strong liquidity of $845 million

AK Steel reported net income of $35.2 million, or $0.26 per diluted share of common stock, for the fourth quarter of 2013, compared to a net loss of $230.4 million, or $1.89 per diluted share, for the fourth quarter of 2012. Excluding the effect of an income tax adjustment described below, the company reported adjusted net income of $12.5 million, or $0.09 per diluted share. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $87.2 million, or $61 per ton, for the fourth quarter of 2013 compared to $16.8 million, or $12 per ton, for the fourth quarter of 2012. The company’s results were also favorable to a third quarter 2013 net loss of $31.7 million, or $0.23 per diluted share, and the third quarter’s adjusted EBITDA of $53.5 million, or $43 per ton.
Net sales for the fourth quarter of 2013 were $1.46 billion on shipments of 1,420,000 tons, compared to net sales of $1.42 billion on shipments of 1,406,100 tons for the year-ago fourth quarter and net sales of $1.33 billion on shipments of 1,242,400 tons for the third quarter of 2013. The fourth quarter increase in shipments from the prior year fourth quarter was primarily due to stronger demand in automotive sales, partially offset by lower carbon shipments to the spot market. The increase in shipments from the third quarter of 2013 was primarily a result of higher carbon sales to the spot market and reflects the benefits of the company’s recovery from the previously disclosed unplanned Middletown Works blast furnace outage in June 2013 described below.
The company said its average selling price for the fourth quarter of 2013 was $1,031 per ton, a 2% increase from the $1,011 per ton reported for the fourth quarter of 2012 and a 4% decrease from the $1,071 per ton reported for the third quarter of 2013. The higher average selling price for the fourth quarter of 2013 compared to the fourth quarter of 2012 was primarily due to a more favorable mix of value-added products and higher prices for carbon steel sold to the spot market, partially offset by lower prices for electrical steel. The lower average selling price for the fourth quarter of 2013 compared to the third quarter of 2013 was primarily due to a lower proportion of shipments of value-added products to the spot market in the fourth quarter.
Included in the results for the fourth quarter of 2013 was a non-cash income tax benefit of $22.7 million, or $0.17 per diluted share, as a result of the allocation of income tax expense to other comprehensive income, compared to a non-cash income tax charge of $15.3 million, or $0.11 per diluted share, related to deferred tax asset valuation allowance changes for the third quarter of 2013. The results for the fourth quarter of 2012 include a pre-tax pension corridor charge of $157.3 million, or $0.80 per diluted share, and a non-cash income tax charge of

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$96.4 million, or $0.79 per diluted share. The 2013 fourth quarter results also include a LIFO credit of $4.3 million, compared to a LIFO credit of $30.8 million for the fourth quarter of 2012 and a LIFO credit of $15.8 million for the third quarter of 2013.
“I am delighted with our fourth quarter 2013 results and our strong finish to the year 2013,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “As we enter 2014, we will build upon our solid foundation for the future as we continue to make progress and add value to AK Steel.”
The company ended 2013 with total liquidity of $845.1 million, an increase of $33.2 million from September 30, 2013. Liquidity consists of cash and cash equivalents of $30.1 million and $815.0 million of availability under the company’s revolving credit facility. There was $90.0 million of outstanding borrowings under the company’s revolving credit facility as of the end of 2013. Working capital was a source of $99.0 million and $7.3 million of cash in the fourth quarter and full year of 2013, respectively.

Full-Year 2013 Results
For the full year, the company reported a net loss of $46.8 million, or $0.34 per diluted share, compared to a net loss of $1,027.3 million, or $9.06 per diluted share for 2012. Included in the results for the full-year 2013 and 2012 were non-cash income tax charges of $14.4 million, or $0.10 per diluted share, and $865.5 million, or $7.63 per diluted share, respectively, as a result of deferred tax asset valuation allowance changes. The full-year 2012 results also included a pre-tax pension corridor charge of $157.3 million, or $0.86 per diluted share.
Sales for 2013 were $5.57 billion, a decrease of 6% compared to $5.93 billion for 2012. Shipments for 2013 were 5,275,900 tons, a decrease of 3% from 5,431,300 tons in 2012 as a result of lower shipments to the carbon spot market. The company said its average selling price for full-year 2013 was $1,056 per ton, approximately 3% lower than the $1,092 per ton reported for 2012. The lower average selling price for full-year 2013 was primarily due to lower spot market selling prices in the first half of 2013, lower selling prices for electrical steel and reduced raw material surcharges, partially offset by a more favorable mix of value-added products.
The company reported adjusted EBITDA of $255.0 million, or $48 per ton, for 2013 compared to adjusted EBITDA of $181.2 million, or $33 per ton, for 2012.
During 2013, the company’s pension and other postretirement benefit obligations declined by $719.0 million as a result of cash payments of $285.3 million from the company for benefit payments and contributions to the pension trust and VEBAs, strong asset returns on pension assets and higher interest rates used to determine the present value of the obligations.

Middletown Works Unplanned Blast Furnace Outage
As previously disclosed, the company’s blast furnace at its Middletown Works experienced an unexpected mechanical failure in the charging apparatus internal to the furnace on June 22, 2013. The company completed repairs and restarted the blast furnace on July 12, 2013. The company maintains property damage and business interruption insurance. The company’s results for the fourth quarter and full-year 2013 include recognized pre-tax losses for the unplanned outage of $4.3 million, or $0.03 per diluted share, and $22.3 million, or $0.16 per diluted share, respectively. No significant costs associated with the unplanned outage are expected in 2014.

First Quarter 2014 Outlook
Consistent with its current practice, the company said that it will provide detailed guidance for its first quarter results of 2014 in March.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements, including the projected loss related to the unplanned blast furnace outage and the amount of its related insurance recoveries, involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended

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December 31, 2012, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Shipments (000 tons)	1,420.0	1,406.1	5,275.9	5,431.3
Selling price per ton	$1,031	$1,011	$1,056	$1,092

Net sales	$1,464.8	$1,423.1	$5,570.4	$5,933.7

Cost of products sold	1,323.9	1,352.7	5,107.8	5,539.1
Selling and administrative expenses	52.0	50.2	205.3	208.7
Depreciation	45.2	47.1	190.1	192.0
Pension and OPEB expense (income)	(19.3)	(7.3)	(68.6)	(35.3)
Pension corridor charge	—	157.3	—	157.3
Total operating costs	1,401.8	1,600.0	5,434.6	6,061.8

Operating profit (loss)	63.0	(176.9)	135.8	(128.1)

Interest expense	32.3	26.3	127.4	86.7
Other income (expense)	(2.9)	4.3	(1.4)	6.2

Income (loss) before income taxes	27.8	(198.9)	7.0	(208.6)

Income tax expense (benefit)	(24.0)	22.7	(10.4)	790.0

Net income (loss)	51.8	(221.6)	17.4	(998.6)
Less: Net income (loss) attributable to noncontrolling interests	16.6	8.8	64.2	28.7

Net income (loss) attributable to AK Steel Holding Corporation	$35.2	$(230.4)	$(46.8)	$(1,027.3)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation:	$0.26	$(1.89)	$(0.34)	$(9.06)

Weighted-average shares outstanding:
Basic	135.9	121.3	135.8	113.0
Diluted	136.3	121.3	135.8	113.0

Dividends declared and paid per share	$—	$—	$—	$0.10

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$45.3	$227.0
Accounts receivable, net	525.2	473.9
Inventory, net	586.6	609.2
Other current assets	116.1	132.6
Total current assets	1,273.2	1,442.7
Property, plant and equipment	5,871.9	5,943.9
Accumulated depreciation	(3,991.8)	(3,931.6)
Property, plant and equipment, net	1,880.1	2,012.3
Investment in Magnetation LLC	187.8	150.0
Other non-current assets	264.6	298.1
TOTAL ASSETS	$3,605.7	$3,903.1

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$601.8	$538.3
Accrued liabilities	142.9	164.8
Current portion of long-term debt	0.8	0.7
Current portion of pension and other postretirement benefit obligations	85.9	108.6
Total current liabilities	831.4	812.4
Long-term debt	1,506.2	1,411.2
Pension and other postretirement benefit obligations	965.4	1,661.7
Other non-current liabilities	110.0	108.8
TOTAL LIABILITIES	3,413.0	3,994.1

Equity (deficit):
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 149,691,388 and 149,094,571 shares in 2013 and 2012; outstanding 136,380,078 and 135,944,172 shares in 2013 and 2012	1.5	1.5
Additional paid-in capital	2,079.2	2,069.7
Treasury stock, common shares at cost, 13,311,310 and 13,150,399 shares in 2013 and 2012	(174.0)	(173.3)
Accumulated deficit	(2,451.1)	(2,404.3)
Accumulated other comprehensive income	323.4	1.1
Total stockholders’ equity (deficit)	(221.0)	(505.3)
Noncontrolling interests	413.7	414.3
TOTAL EQUITY (DEFICIT)	192.7	(91.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,605.7	$3,903.1

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Twelve Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17.4	$(998.6)
Pension corridor charge	—	157.3
Depreciation	176.1	178.4
Depreciation—SunCoke Middletown	14.0	13.6
Amortization	19.1	17.0
Deferred income taxes	(7.3)	771.2
Pension and OPEB expense (income)	(68.6)	(35.3)
Contributions to pension trust	(181.1)	(170.2)
Contributions to Butler and Zanesville retirees VEBAs	(30.8)	(31.7)
Other postretirement payments	(63.4)	(64.1)
Changes in working capital	7.3	(113.7)
Changes in working capital—SunCoke Middletown	4.3	(4.4)
Other operating items, net	2.8	9.7
Net cash flows from operating activities	(110.2)	(270.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(60.0)	(45.5)
Capital investments—SunCoke Middletown	(3.6)	(18.6)
Investments in acquired businesses	(50.0)	(60.6)
Other investing items, net	15.1	6.1
Net cash flows from investing activities	(98.5)	(118.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	90.0	(250.0)
Proceeds from issuance of long-term debt	31.9	873.3
Redemption of long-term debt	(27.4)	(74.0)
Proceeds from issuance of common stock	—	96.4
Debt issuance costs	(3.4)	(22.3)
Common stock dividends paid	—	(11.0)
SunCoke Middletown advances from (distributions to) noncontrolling interest owners	(64.8)	(36.6)
Other financing items, net	0.7	(1.4)
Net cash flows from financing activities	27.0	574.4

Net increase (decrease) in cash and cash equivalents	(181.7)	185.0
Cash and cash equivalents, beginning of period	227.0	42.0
Cash and cash equivalents, end of period	$45.3	$227.0

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss) that exclude the effects of a pension corridor charge and deferred tax asset valuation allowance charges. The company has made these adjustments because management believes that doing so enhances the understanding of the company’s financial results.
EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA in order to exclude the effect of noncontrolling interests and pension corridor accounting charges. For purposes of this report, “adjusted EBITDA” is defined as net income (loss) attributable to AK Holding, plus income tax provision (benefit), net interest expense, depreciation and amortization and pension corridor charge. Adjusted EBITDA is presented because the company believes it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies.
Management believes that reporting adjusted net income (loss), as a total and on a per share basis, which is defined as net income (loss) with the charges for deferred tax asset valuation allowance and the pension corridor charge excluded, more clearly reflects the company’s current operating results and provides investors with a better understanding of the company’s overall financial performance.  In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items which otherwise would distort the comparison. Also, although the tax valuation charge reduces reported net income (loss), it is a non-cash charge.
Management views the reported results of adjusted EBITDA and adjusted net income (loss) as important operating performance measures and believes that the GAAP financial measure most directly comparable is net income (loss) (as a total and on a per share basis).  Adjusted EBITDA and adjusted net income (loss) are used by management as a supplemental financial measure to evaluate the performance of the business.  Management believes that these non-GAAP measures, when analyzed in conjunction with the company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the company’s business versus the GAAP results alone.
Neither current nor potential investors in the company’s securities should rely on the adjusted EBITDA and adjusted net income (loss) results as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the reconciliations of adjusted EBITDA and adjusted net income (loss) to the comparable GAAP financial measure.

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The following schedules reflect the reconciliations of the non-GAAP quarterly financial measures discussed in this release:

Reconciliation of Adjusted EBITDA

(dollars in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013	2012	2013
Net income (loss) attributable to AK Holding	$35.2	$(230.4)	$(46.8)	$(1,027.3)	$(31.7)
Net income attributable to noncontrolling interests	16.6	8.8	64.2	28.7	16.0
Income tax expense (benefit)	(24.0)	22.7	(10.4)	790.0	6.7
Interest expense	32.3	26.3	127.4	86.7	32.1
Interest income	(0.1)	(0.1)	(1.1)	(0.4)	(0.1)
Depreciation	45.2	47.1	190.1	192.0	48.4
Amortization	2.2	2.8	9.9	14.2	1.6
EBITDA	107.4	(122.8)	333.3	83.9	73.0
Less: EBITDA of noncontrolling interests (a)	20.2	17.7	78.3	60.0	19.5
Pension corridor charge	—	157.3	—	157.3	—
Adjusted EBITDA	$87.2	$16.8	$255.0	$181.2	$53.5

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

(dollars in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013	2012	2013
Net income attributable to noncontrolling interests	$16.6	$8.8	$64.2	$28.7	$16.0
Income tax expense	—	5.4	—	17.6	—
Depreciation	3.6	3.5	14.1	13.7	3.5
EBITDA of noncontrolling interests	$20.2	$17.7	$78.3	$60.0	$19.5

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Reconciliation of Adjusted Net Income (Loss)

(dollars in millions, except per share)	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013	2012	2013
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$12.5	$(36.6)	$(32.4)	$(64.4)	$(16.4)
Pension corridor charge (net of tax)	—	(97.4)	—	(97.4)	—
Non-cash income tax (charge) credit from change in deferred tax asset valuation allowance	22.7	(96.4)	(14.4)	(865.5)	(15.3)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$35.2	$(230.4)	$(46.8)	$(1,027.3)	$(31.7)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings (losses) per share	$0.09	$(0.30)	$(0.24)	$(0.57)	$(0.12)
Pension corridor charge	—	(0.80)	—	(0.86)	—
Non-cash income tax (charge) credit from change in deferred tax asset valuation allowance	0.17	(0.79)	(0.10)	(7.63)	(0.11)
Basic and diluted earnings (losses) per share, as reported	$0.26	$(1.89)	$(0.34)	$(9.06)	$(0.23)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Tons Shipped by Product
Stainless/electrical	195.6	188.5	822.1	849.1
Coated	656.8	655.8	2,469.6	2,409.4
Cold-rolled	314.9	290.1	1,115.9	1,138.7
Tubular	29.7	28.5	122.2	132.0
Subtotal value-added shipments	1,197.0	1,162.9	4,529.8	4,529.2

Hot-rolled	195.9	214.3	643.5	767.6
Secondary	27.1	28.9	102.6	134.5
Subtotal non value-added shipments	223.0	243.2	746.1	902.1

Total shipments	1,420.0	1,406.1	5,275.9	5,431.3

Shipments by Product (%)
Stainless/electrical	13.8%	13.4%	15.6%	15.6%
Coated	46.2%	46.6%	46.8%	44.4%
Cold-rolled	22.2%	20.6%	21.2%	21.0%
Tubular	2.1%	2.0%	2.3%	2.4%
Subtotal value-added shipments	84.3%	82.6%	85.9%	83.4%

Hot-rolled	13.8%	15.2%	12.2%	14.1%
Secondary	1.9%	2.2%	1.9%	2.5%
Subtotal non value-added shipments	15.7%	17.4%	14.1%	16.6%

Total shipments	100.0%	100.0%	100.0%	100.0%

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